Exhibit 10.11

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (the “Second Amendment”) is made as of the 27 day of February, 2017, by and between Wharton Lender Associates, L.P., (“Landlord”), and Krystal Biotech LLC, (“Tenant”).

WITNESSETH:

WHEREAS, by Lease dated May 26, 2016 (the “Original Lease”), as amended by First Amendment to Lease Agreement dated July 26, 2016, (the Original Lease as amended, collectively, the “Lease”), Landlord currently leases to Tenant and Tenant currently leases from Landlord certain premises consisting of approximately 5,065 rentable square feet (the “Premises” ) on the 7th Floor of the building known as 2100 Wharton Street, Pittsburgh, Pennsylvania (the “Building”); and

WHEREAS, Landlord and Tenant now desire to amend the Lease so as to (i) extend the Term of the Lease for a period of one (1) year; and (ii) modify certain other terms of the Lease, all in accordance with the terms and provisions hereof.

NOW THEREFORE, the parties hereto, in consideration of the mutual premises contained herein, and intending to be legally bound hereby, do covenant and agree as follows:

1. Recitals. The foregoing preamble is incorporated by reference herein as if set forth at length. Capitalized terms not otherwise defined shall have the meaning given to such terms in the Lease. All references herein to the Lease shall include this First Amendment.

2. Extended Term. The extended term of the Lease for the Premises shall be for a period of one (1) year (the “Extended Term”) commencing on November 1, 2017 (the “Extended Term Commencement Date”) and ending on October 31, 2018 (the “Expiration Date”).

3. Fixed Rent.

For the Extended Term, Tenant shall pay to Landlord Fixed Rent for the Premises at the annual rate(s) as follows:

EXTENDED TERM	PREMISES	MONTHLY FIXED RENT INSTALLMENT	ANNUAL FIXED RENT AMOUNT
Year 1	5,065 rsf	$9,000.00	$108,000.00

Fixed Rent shall be payable in equal monthly installments in advance on the first day of each calendar month during the Extended Term without demand, notice, offset or deduction.

4. Condition of Premises. Notwithstanding anything contained in the Lease to the contrary, Tenant’s continued possession of the Premises for the Extended Term shall be in its current “as-is” where is condition and any and all costs for work required in the Premises shall be performed by Landlord at Tenant’s sole cost and expense.

5. Vehicle Parking. Commencing as of the Extended Term Commencement Date, the first two lines of Section 28, of the Original Lease shall be deleted in their entirety, null and void and of no force or effect, and shall be replaced with the following:

“During the Extended Term, subject to the Parking Rules set forth in Exhibit B to the Original Lease, as modified by Landlord from time to time (the “Rules”), Tenant shall be entitled to use up to eight (8) unreserved parking spaces in the parking facility of the Property, subject to availability, at the rate of One Hundred Forty and 00/Dollars ($140.00) per month per parking space. Tenant shall pay Landlord, as additional rent, without demand, notice, offset or deduction, the foregoing rate per parking space per month for each month of the Extended Term hereof for each of the Parking Spaces utilized by Tenant.”

6. Broker. Tenant represents to Landlord, that Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Second Amendment except for CBRE, Inc., 600 Grant Street, Suite 4800, Pittsburgh, PA 15219. Tenant hereby agrees to indemnify and hold harmless Landlord and its agents and employees, from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation.

7. Full Force and Effect. Except as specifically set forth herein, the terms, covenants and conditions of the Lease shall remain in full force and effect. The Lease and this Second Amendment shall not be further modified or amended, except in writing signed by both Landlord and Tenant. This Second Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein and there are no other rights, including but not limited to, any renewals, extensions, expansions, purchases, rights of first refusal, allowances, etc., granted under the Lease or this Second Amendment. Landlord and Tenant hereby ratify and affirm all of the remaining terms and conditions of the Lease. Tenant hereby acknowledges that, as of the date of this Second Amendment, Landlord is not in default of any of the terms and conditions of the Lease.

8. Provisions Binding. All rights and liabilities herein given to or imposed upon the parties to this Second Amendment shall extend to, and be binding upon and inure to the benefit of, the parties hereto and their respective heirs, successors and assigns.

9. Confidentiality. Tenant and Tenant’s representative agree that it shall maintain in confidence and shall not divulge to any third party (except as may be required by law) any of the items, covenants and conditions of the Lease and this Second Amendment, including without limitation, any information related to the rental rate, the length of the Term, and any other terms and conditions thereof. Tenant further agrees to take commercially reasonable precautions to prevent the unauthorized disclosure of any such information to any third parties. Tenant’s obligations under this Section 9. shall survive the termination of the Lease.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Lease Agreement on the day and year first above written.

LANDLORD:

WHARTON LENDER ASSOCIATES, LP, a Pennsylvania Limited Partnership

By:	WHARTON LENDER PROPERTIES, LLC, a Pennsylvania Limited Liability Company, its General Partner

By:	/s/ Larry Walsh
Name:	LARRY WALSH
Title:	AUTHORIZED SIGNATORY

TENANT:
KRYSTAL BIOTECH LLC, a California Limited Liability Company

By:	/s/ Krish S Krishnan
Name:	KRISH S KRISHNAN
Title:	CEO

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